EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                         PRESS RELEASE

PRESS CONTACT:
Peter Schwartz
Artemis International Solutions Corporation
212.651.1731
pete.schwartz@us.artemisintl.com

                  Artemis International Board Of Directors
                       Authorizes Reverse Stock Split

NEWPORT BEACH, CA -- September 13, 2002 -- Artemis International Solutions Corporation (OTCBB: AISC), one of the world's leading providers of enterprise-based portfolio, project and resource management software solutions, today announced that its Board of Directors approved a proposal to effect a reverse stock split of the shares of the Company's outstanding common stock at a ratio of one share of common stock for every ten, eleven, twelve or any whole number of shares thereafter up to and including one hundred. The Board of Directors also set September 26, 2002, as the record date for determination of the stockholders entitled to vote at the upcoming special meeting.

In accordance with applicable law, the reverse stock split is subject to stockholder approval. Proha Plc, the holder of approximately 199 million shares of the Company's common stock, or 80% of those outstanding, has committed to vote its shares in favor of the reverse stock split at the special meeting. Artemis International expects to file a proxy statement with the Securities and Exchange Commission shortly.

The Company's Board of Directors will determine whether to actually effect the reverse stock split and the precise reverse split ratio after approval by the stockholders, based on prevailing market conditions at the time that the reverse stock split is effected.




About Artemis International Solutions Corporation
Artemis International Solutions Corporation is one of the world's leading providers of enterprise portfolio, project and resource management software solutions. The Company's 26 years of success are built on its proven ability to build and provide customer-driven applications for all levels of the enterprise -- from the executive to the knowledge worker. Artemis' solutions are supported by industry-leading consulting services and an international distribution network of 41 offices in 27 countries. Artemis has over 450,000 users around the world, and services key vertical markets such as Aerospace and Defense, Utilities, Manufacturing, Government, and Financial Institutions. The common stock of the company trades under the symbol "AISC.OB" on the OTCBB. For more information, visit the Artemis Web site at www.aisc.com.



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Forward Looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction and trends in the industry in which the Company operates and the ability of the Company to complete the integration of the Opus360 Corporation business with the historical Artemis businesses. These forward-looking statements are based on current expectations and are subject to a number of risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements are detailed in the documents filed by the Company with the Securities and Exchange Commission including but not limited to those contained under the Risk Factors section of Form 10-K for the year ended December 31, 2001. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.



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